Exhibit 99.1
March 31, 2009
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report for the Fourth Quarter and Year Ended December 31, 2008
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is pleased to announce its results for the fourth quarter and year ended December 31, 2008 financial statements . These statements include unaudited comparative results for RPS which merged with Cross Shore Acquisition Corporation (“Cross Shore”) on August 30, 2007. The combined company now operates under the name ReSearch Pharmaceutical Services, Inc.
In addition, RPS announces that it has today filed a Form 10-K in the U.S., as required by the Securities and Exchange Commission (“SEC”). A copy of the Form 10-K is available on our website (www.rpsweb.com) and will be sent to our shareholders.
Financial highlights for the year ended December 31, 2008
•	A 30% increase in service revenue to $157.0 million compared to $120.5 million for the year ended December 31, 2007.

•	A 32% increase in EBITDA to $8.0 million compared to $6.0 million for the year ended December 31, 2007.

•	Net income before provision for income taxes of $6.3 million compared with a net loss before provision for income taxes of $0.9 million for the year ended December 31, 2007.

•	Net income of $3.7 million compared with net loss of $2.4 million for the year ended December 31, 2007.
Financial highlights for the three months ended December 31, 2008
•	A 14% increase in service revenue to $39.5 million compared to $34.7 million for the three months ended December 31, 2007.

•	A 41% increase in EBITDA to $1.2 million compared to $0.8 million for the three months ended December 31, 2007.

•	Net income before provision for income taxes of $0.7 million as compared to net income before provision for income taxes of $0.4 million for the three months ended December 31, 2007.

•	Net income of $0.5 million compared to net loss of $4.2 million for the three months ended December 31, 2007.

•	At December 31, 2008, RPS had approximately $6.6 million in cash and cash equivalents plus $7.5 million of unused line of credit availability.
Operational highlights
•	In December, RPS announced the acquisition of three European based, privately held clinical resource organizations (“CRO”) further expanding the global capabilities of the Company. Additionally, these acquisitions provide RPS with greater scale to meet the growing needs of its

March 31, 2009
customers in the rapidly expanding market for globally integrated and enhanced full-service clinical research services.

•	On March 30, 2009, the Company announced that it has entered into an agreement to acquire a CRO in China, further enhancing the Company’s global capabilities.
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.
Commenting on the fourth quarter results, Daniel M. Perlman, Chairman and CEO of RPS, said:
“Our 30% growth in service revenues in 2008 as compared to 2007 outpaced the growth of bio-pharmaceutical industry R&D expenditures. We are pleased to continue to gain incremental market share in our industry. Additionally, we are fortunate to have three highly experienced teams of clinical research professionals join the RPS family as a result of our European acquisitions thus continuing our focus on expanding our global footprint to facilitate future growth in revenues and profitability.”
For further information please contact:

ReSearch Pharmaceutical Services, Inc.	+1 215 540 0700
Dan Perlman, CEO
Steven Bell, Chief Financial Officer

Nominated Adviser and UK Broker:
Arbuthnot Securities Limited
James Steel / Ed Burbidge	+44 20 7012 2000

March 31, 2009
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report to December 31, 2008
Background on RPS
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”) was incorporated in Delaware on January 30, 2006 as Cross Shore Acquisition Corporation (“Cross Shore”), a blank check company formed to serve as a vehicle for the acquisition of a then unidentified operating business engaged in the delivery of business services to consumers and companies in the United States, while its subsidiary and operating company, ReSearch Pharmaceutical Services, LLC, and its predecessors have been in existence since 1994. On April 24, 2006 Cross Shore consummated its initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange, and on April 26, 2007, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReSearch Pharmaceutical Services, Inc. (“Old RPS”). Upon the completion of the merger with Old RPS on August 30, 2007, Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc. Prior to the merger with Old RPS, Cross Shore had no operating business other than searching for an acquisition target.
Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin America and Europe, RPS is a next generation CRO and a leading provider of integrated clinical development and enhanced full-service outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. Our innovative business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within our clients’ clinical drug development infrastructure. This approach was designed to meet the varied needs of small, medium and large bio-pharmaceutical companies.
Operating highlights of the three months ended December 31, 2008
In December 2008, the Company completed three acquisitions of CRO’s located in Germany, France and Spain (the “European Acquisitions”). The Company believes that the European Acquisitions, which are active in the same fields as RPS, will provide the Company with expanded capabilities and opportunities in the European market and complement its current operations in the Americas. In addition, RPS believes the European Acquisitions will provide it with greater scale to meet the growing needs of its customers in the rapidly expanding market for globally integrated and enhanced full-service clinical research services. The German and Spanish companies were purchased on December 22, 2008, and the French company was purchased on December 23, 2008. Accordingly, the European Acquisitions did not have a material impact on the consolidated results of operations for the quarter or year ended December 31, 2008.
Operating review of the year ended December 31, 2008 compared to year ended December 31, 2007
Revenues. Service revenues increased 30.3% to $157.0 million for 2008 from $120.5 million for 2007 as the Company generated additional business from existing and new customers. The majority of the increase is related to new contracts and the continued growth of

March 31, 2009
existing contracts with several pharmaceutical companies in our Clinical Master Service Provider (CMSP) programs. CMSP revenue for the year ended December 31, 2008 grew 56.3% over the comparable prior period, and accounted for $99.1 million or 63.2% of our total service revenue for the year ended December 31, 2008, as compared to CMSP growth of 181.1% for the year ended December 31, 2007 over the comparable prior period which accounted for $63.4 million or 53.2% of total service revenue for the year ended December 31, 2007. (see “Item 1: Business — Business Overview and Business Model” in our Form 10-K for further information on our CMSP solutions).
Reimbursement revenues and offsetting reimbursable out—of—pocket costs fluctuate from period to period due primarily to the level of pass—through expenses in a particular period. Reimbursement revenues and reimbursable out—of—pocket costs increased 29.9% to $18.1 million in 2008 from $13.9 million in 2007. The increase is due primarily to an increase in the number of programs for which the Company is providing its various services.
Direct Costs. Direct costs increased 34.3% to $117.7 million or 75.0% of service revenues for 2008 as compared to $87.7 million or 72.8% of service revenues for 2007. The increase in direct costs is directly correlated with the increase in revenues as described above. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.
Selling, general and administrative expenses. Selling, general and administrative expenses (“SG&A”) increased 16.8% to $31.3 million for 2008 from $26.8 million for 2007 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee—related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $18.8 million for the year ended December 31, 2008 as compared to $16.2 million for the year ended December 31, 2007. Additionally, due to our increasing global footprint we saw an increase in rent and travel expense to $3.5 million for the year ended December 31, 2008 as compared to $2.6 million for the year ended December 31, 2007. Although our public company filing status in the US and on AIM results in significant expenditures for our insurance premiums, licenses and professional fees, we saw these amounts decrease to $3.1 million for the year ended December 31, 2008 as compared to $3.4 million for the year ended December 31, 2007. Although the total increased during the periods, SG&A expenses decreased to 19.9% of service revenues for 2008 as compared to 22.2% of service revenues for 2007. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi—variable overhead costs at a slower rate of growth than revenues.
Depreciation and amortization expense. Depreciation and amortization expense increased to $1.8 million for 2008 as compared to $1.1 million for 2007 due primarily to an increase in the depreciable asset base.
Income from operations. Income from operations increased to $6.3 million for 2008 as compared to income from operations of $4.9 million for 2007. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.

March 31, 2009
Interest expense. Interest expense for 2008 decreased to $0.3 million from interest expense of $6.0 million for 2007. The majority of the change in interest expense relates to a non—cash charge of $4.7 million recorded during the year ended December 31, 2007, to mark the Company’s put warrant liability to its market value during the period. The put warrants were exchanged for a combination of common stock and cash on August 30, 2007 in connection with the reverse merger of Cross Shore Acquisition Corporation.
Interest income. Interest income increased to $0.3 million during the year ended December 31, 2008 from interest income of $0.2 million for 2007 due to an increase in the level of investable cash on hand subsequent to the Company’s August 30, 2007 merger with Old RPS.
Provision for income taxes. The provision for income taxes for 2008 increased to $2.5 million from $1.5 million for 2007. The increased provision is reflective of the increased income before provision for income taxes as described above. The Company’s effective tax rate for 2007 is significant as the $4.7 million non-cash interest charge recorded related to the put warrant liability discussed above is non—deductible for income tax purposes.
Net income (loss). As a result of the factors discussed above, net income for 2008 increased to $3.7 million or $0.11 per share, basic and diluted, from a net loss for 2007 of $2.4 million or ($0.19) per share, basic and diluted.
Balance Sheet and Cash Flow
The Company maintains a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At December 31, 2008, the Company had borrowings totaling $7.5 million under this facility. Interest on outstanding borrowings under this facility is at the Federal Funds open rate, plus 1% (4.25% at December 31, 2008). The credit facility contains various financial and other covenants, including a prohibition on paying dividends or distributions (other than dividends or distributions payable in our stock). At December 31, 2008, the Company was in compliance with these covenants. The facility is secured by all of the assets of the Company. At December 31, 2008, the Company had available cash and cash equivalent balances of $6.6 million and working capital of $24.6 million, which the Company believes will provide sufficient liquidity for the next twelve months.
During the year ended December 31, 2008, the Company’s operating activities used cash of $2.8 million, a decrease of $4.4 million from the corresponding amount for the year ended December 31, 2007. This decrease during the period can be attributed to negative changes of $2.0 million in deferred revenue, $0.4 million in customer deposits, $0.3 million in accounts payable, $0.3 million in accrued expenses and $0.4 million in prepaid expenses and other current assets. In addition to these negative changes, accounts receivable, net of allowance increased $4.9 million, or 15.3%, to $37.0 million at December 31 , 2008 net of accounts receivable acquired in the European Acquisitions, from $32.1 million at December 31, 2007, primarily related to the increase in revenues during the period and due to the timing of cash collections.

March 31, 2009
These negative changes were offset by $3.7 million in net income, due primarily to increased service revenues, along with $0.6 million in non-cash stock based compensation and $1.8 million in depreciation and amortization expense.
Cash used in investing activities for the year ended December 31, 2008 totaled $8.7 million, consisting primarily of the cash paid for the European Acquisitions, net of cash acquired of $7.9 million and purchases of property and equipment of $1.3 million. These changes were offset by $0.4 million in positive changes to restricted cash.
Cash provided by financing activities for the year ended December 31, 2008 totaled $6.9 million. This net cash provided by financing activities consisted primarily of net borrowings on our line of credit of $7.5 million, offset by principal payments on capital lease obligations of $0.6 million.
Dividends
The Company does not currently intend to pay cash dividends on its common stock or warrants in the foreseeable future, but rather to reinvest earnings in the business.
Supplemental non-GAAP financial information
EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization. The Company believes that net income is the most directly comparable GAAP measurement to EBITDA. EBITDA is presented because the Company believes it is useful to investors as a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by the Company to evaluate our operating performance and the performance bonuses of certain of our employees. EBITDA is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations as determined under GAAP. EBITDA and other non-GAAP financial measures have limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA does not include interest expense, income tax expense or depreciation and amortization expense, which may be necessary in evaluating the Company’s operating results and liquidity requirements or those of businesses we may acquire. The Company’s management compensates for these limitations by using EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or any business we may acquire. Our computation of EBITDA may not be comparable to other similarly titled measures provided by other companies, because not all companies calculate this measure in the same fashion.

March 31, 2009
     The following table and related notes reconciles net income (loss) to EBITDA:

	(in thousands)
	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$518	$(4,240)	$3,743	$(2,415)
Provision for income taxes	178	4,748	2,518	1,508
Interest (income) expense, net	(17)	(86)	(42)	5,786
Depreciation and amortization	517	426	1,750	1,144

EBITDA	$1,196	$848	$7,969	$6,023

Daniel M. Perlman, Chairman and CEO
March 31, 2009

March 31, 2009
Financial Data
Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$6,565,003	$11,060,255
Restricted cash	7,247,532	1,321,877
Accounts receivable, less allowance for doubtful accounts of $654,000 and $547,000 at December 31, 2008 and 2007, respectively	43,225,016	32,117,662
Current deferred tax asset	970,797	334,533
Prepaid expenses and other current assets	2,377,838	1,337,141

Total current assets	$60,386,186	$46,171,468

Property and equipment, net	5,993,387	3,343,371
Other assets	1,179,018	253,471
Intangible assets subject to amortization, net	3,880,000	—
Goodwill	15,145,585	275,536
Deferred tax asset	504,366	375,173

Total assets	$87,088,542	$50,419,019

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,496,309	$1,442,881
Accrued expenses	12,069,957	6,489,902
Customer deposits	7,247,532	1,321,877
Deferred revenue	4,781,935	5,026,042
Line of credit	7,500,000	—
Current portion of capital lease obligations	682,695	536,106

Total current liabilities	$35,778,428	$14,816,808

Customer deposits	4,500,000	4,500,000
Deferred tax liability	1,331,955	—
Other liabilities	2,323,794	258,860
Capital lease obligations, less current portion	871,963	414,002

Total liabilities	$44,806,140	$19,989,670

Stockholders’ equity:
Common stock, $.0001 par value:
Authorized shares — 150,000,000 at December 31, 2008 and 2007, issued and outstanding shares — 36,746,291 and 32,199,223 at December 31, 2008 and 2007, respectively	3,675	3,220
Additional paid-in capital	44,083,184	36,078,600
Accumulated other comprehensive income	155,535	50,305
Accumulated deficit	(1,959,992)	(5,702,776)

Total stockholders’ equity	$42,282,402	$30,429,349

Total liabilities and stockholders’ equity	$87,088,542	$50,419,019

March 31, 2009
Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Service revenue	$39,519,096	$34,674,808	$156,966,558	$120,459,459
Reimbursement revenue	4,835,639	3,678,931	18,085,514	13,923,784

Total revenue	44,354,735	38,353,739	175,052,072	134,383,243

Direct costs	29,759,017	25,358,888	117,707,287	87,650,346
Reimbursable out-of-pocket costs	4,835,639	3,678,931	18,085,514	13,923,784
Selling, general, and administrative expenses	8,563,777	8,467,688	31,289,566	26,786,748
Depreciation and amortization	516,801	426,279	1,750,252	1,143,734

Income from operations	679,501	421,953	6,219,453	4,878,631

Interest expense	(20,326)	(46,259)	(251,346)	(6,025,467)
Interest income	36,866	131,883	293,056	239,582

Net income (loss) before provision for income taxes	696,041	507,576	6,261,163	(907,254)
Provision for income taxes	177,629	4,748,048	2,518,379	1,508,087

Net income (loss)	$518,412	$(4,240,472)	$3,742,784	$(2,415,341)

Accretion of preferred stock	—	—	—	(320,819)

Net income (loss) applicable to common shares	$518,412	$(4,240,472)	$3,742,784	$(2,736,160)

Net income (loss) per common share:
Basic	$0.02	$(0.13)	$0.11	$(0.19)
Diluted	$0.02	$(0.13)	$0.11	$(0.19)

Weighted average number of common shares outstanding:
Basic	32,941,885	32,223,952	32,616,846	14,572,881
Diluted	34,229,646	32,223,952	34,103,258	14,572,881

March 31, 2009
Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31,
	2008	2007
Net income (loss)	$3,742,784	$(2,415,341)

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,750,252	1,478,337
Interest charge related to put warrant liability	—	4,723,451
Stock-based compensation	568,821	211,817
Deferred tax benefit	(552,680)	(409,460)
Changes in operating assets and liabilities:
Accounts receivable	(4,896,994)	(10,004,080)
Prepaid expenses and other current assets	(430,583)	(695,629)
Other assets	59,321	9,520
Accounts payable	(270,086)	67,861
Accrued expenses	(330,167)	2,044,352
Customer deposits	(419,544)	4,354,112
Deferred revenue	(2,001,238)	1,988,877
Other liabilities	15,063	258,860

Net cash (used in) provided by operating activities	(2,765,051)	1,612,677

Investing activities
Change in restricted cash	419,544	145,888
Business acquisitions, net of cash acquired	(7,867,466)	—
Purchase of property and equipment	(1,269,245)	(2,198,108)

Net cash used in investing activities	(8,717,167)	(2,052,220)

Financing activities
Net borrowings (repayments) on lines of credit	7,500,000	(8,991,544)
Principal payments on capital lease obligations	(604,550)	(194,355)
Repurchase of shares from stockholders in connection with reverse acquisition of Cross Shore	—	(3,810,409)
Cross Shore merger consideration, net of fees paid	(22,667)	51,375,660
Distribution to stockholders	—	(20,000,000)
Payment of preferred stock dividends	—	(2,627,334)
Proceeds from exercise of options	8,952	6,748
Payment of note payable	—	(4,500,000)

Net cash provided by financing activities	6,881,735	11,258,766
Effect of exchange rates on cash	105,231	44,008

Net change in cash	(4,495,252)	10,863,231
Cash and cash equivalents, beginning of period	11,060,255	197,024

Cash and cash equivalents, end of period	$6,565,003	$11,060,255

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$251,346	$921,000

Income taxes	$2,924,777	$1,459,000

Supplemental disclosures of noncash financing activities

Issuance of shares in connection with business acquisitions	$7,070,922	$—

Accretion of preferred stock dividends	$—	$320,819

Acquisition of fixed assets under capital leases	$1,388,843	$1,123,097

March 31, 2009
NOTES
The results contained herein reflect the operations of ReSearch Pharmaceutical Services, Inc. only and do not contain any operating results for Cross Shore. Comparative results for 2007 reflect the results of Old RPS prior to its merger with Cross Shore.
The functional currency of RPS is US dollars because that is the currency of the primary economic environment in which the company operates. These financial statements are presented in US dollars.
The financial statements are presented in conformity with accounting principles generally accepted in the United States and have been prepared using the same accounting policies as set forth in the financial statements for the year ended December 31, 2008 which are included in the Company’s Annual Report on Form 10-K filed with the SEC.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2009. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to successfully consummate acquisitions, our ability to successfully integrate acquired companies; regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with the Company; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.